CommScope Announces Issuance of $83.25 Million of New 3.50% Convertible Senior
Subordinated Debentures due 2024 as Part of the Refinancing of its Existing 1.00%
Convertible Senior Subordinated Debentures 2024
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HICKORY, NC, March 13, 2009— CommScope, Inc. (NYSE: CTV) today announced that it has entered into separate purchase agreements under which it will issue, in a private placement, $83.25 million aggregate principal amount of a new series of 3.50% Convertible Senior Subordinated Debentures due 2024 (the “New Debentures”) at par.  The transactions are expected to close, subject to customary closing conditions, on March 19, 2009.

The Company will use the proceeds from this issuance to refinance a portion of its outstanding 1.00% Convertible Senior Subordinated Debentures due 2024 (the “Existing Debentures”), which have been called for redemption on March 20, 2009.  As of March 13, 2009, approximately $175.5 million in aggregate principal amount of Existing Debentures was outstanding.

The New Debentures, which were priced after the close of business on March 12, 2009, will bear interest at the rate of 3.50% per year and will mature on March 15, 2024.  The Company will be entitled to redeem the New Debentures on or after March 20, 2012 and holders may require the Company to repurchase all or a portion of their Debentures on March 20, 2012, March 15, 2014 and March 15, 2019.

The New Debentures are immediately convertible by holders into shares of the Company’s common stock at a rate of 99.354 shares per $1,000 principal amount of New Debentures, or an initial conversion price of $10.065 per share. The Company may terminate the holders’ right to convert in certain circumstances if the closing price of a share of the Company’s common stock exceeds 150% of the conversion price then in effect for a minimum period.  Holders who convert before March 20, 2012 following the issuance of a notice of termination of conversion rights will receive, in addition to the conversion price, an interest make-whole payment, in cash or shares of common stock at the Company’s option, equal to the present value of the unpaid interest through March 20, 2012.  If a holder elects to convert its New Debentures in connection with certain fundamental corporate changes before March 20, 2012, the conversion rate for such New Debentures may be increased.

The New Debentures and the shares of common stock issuable upon conversion of the New Debentures will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirement of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact:
Phil Armstrong, CommScope
+1 828-323-4848

             Or

News Media Contact:
Rick Aspan, CommScope
+1 708-236-6568 or publicrelations@commscope.com

Forward-Looking Statements
This press release includes forward-looking statements that are based on information currently available to management, management's beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

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